UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2015

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 2.01 is incorporated into this Item 1.01 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 28, 2015, PDL BioPharma, Inc. (the Company) entered into a Revenue Interests Assignment Agreement (the Royalty Agreement) with ARIAD Pharmaceuticals, Inc. (ARIAD) pursuant to which ARIAD sold to the Company the right to receive specified royalties on ARIAD’s Net Revenues (as defined in the Royalty Agreement) generated by the sale, distribution or other use of ARIAD’s product Iclusig® (ponatinib) (the Royalty Rights).

In exchange for the Royalty Rights, the Royalty Agreement provides for the funding of up to $200 million in cash to ARIAD. Funding of the first $100 million will be made in two tranches of $50 million each, with the initial amount funded on the closing date of the Royalty Agreement and an additional $50 million to be funded on the 12-month anniversary of the closing date. In addition, ARIAD has an option to draw up to an additional $100 million in up to two draws at any time between the six and twelve month anniversaries of the closing date. Under the Royalty Agreement, initially the Company is to receive a royalty payment of 2.5% of the worldwide Net Revenues from Iclusig until the one year anniversary of the closing date, at which time the royalty rate increases to 5% (subject to agreed-upon annual maximum payments through 2018). The royalty rate is then subject to additional increases to (i) 6.5% beginning January 1, 2019 and (ii) to 7.5% beginning January 1, 2019 in the event the Company funds in excess of $150 million to ARIAD under the Royalty Agreement. In addition, if the Net Revenues from Iclusig do not meet certain agreed-upon projections on an annual basis, ARIAD has agreed to provide PDL the same royalty percentage with respect to the worldwide Net Revenues of brigatinib, up to the amount of the shortfall from the projections for the applicable year. The term of the Royalty Agreement runs until December 31, 2033, however this term is subject to a put option of the Company and call option of ARIAD as more fully described below.

Under the Royalty Agreement, in the event of (i) the occurrence of a bankruptcy or change of control of ARIAD, (ii) the transfer by ARIAD to a third party of revenue interests of Iclusig or substantially all of ARIAD’s interests in Iclusig (other than as permitted by the Royalty Agreement) that results in a reduction of the Company’s assigned interests or (iii) a payment default by ARAID, the Company may require ARIAD to repurchase the Royalty Rights at the “Put/Call Price.” The Put/Call Price is equal to the greater of (i) an amount that, when paid to the Company, would generate a specified internal rate of return to the Company of 10%, taking into consideration payments made to the Company by ARIAD and (ii) a multiple of the amounts paid by the Company under the Royalty Agreement, taking into consideration payments already made (excluding any delinquent fee payments owed by ARIAD), equal to 115% during the first year of the Royalty Agreement, 120% during the second year of the Royalty Agreement, and 130% following the second anniversary of the Royalty Agreement. Under the Royalty Agreement, ARIAD has a call option to repurchase the Royalty Rights at the same Put/Call Price at any time.

Under the Royalty Agreement, the Company has the right to a make-whole payment from ARIAD if the Company does not receive payments equal to or greater than the amounts funded on or prior to the fifth anniversary of each of the respective fundings. In such case, ARIAD will pay to the Company the difference between the amounts paid to such date by ARIAD (excluding any delinquent fee payments) and the amounts funded by the Company.

ARIAD is required to use the proceeds from the Royalty Agreement to support the development of brigatinib and the development and commercialization of Iclusig.

In connection with the Royalty Agreement, the Company also entered into a Security Agreement with ARIAD, whereby ARIAD pledged as collateral to the Company certain assets relating to Iclusig, including all revenues from sales of Iclusig covered by the Royalty Agreement, certain segregated deposit accounts established under the Royalty Agreement, and certain intellectual property, license agreements and regulatory approvals.

In addition, under the Royalty Agreement, the Company has a right to first negotiation with respect to additional royalty financings ARIAD does with respect to Iclusig or brigatinib.

The Company had no relationship with ARIAD, material or otherwise, prior to entering into the Royalty Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 2.01 is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On July 29, 2015, the Company issued a press release announcing its execution of the Royalty Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements

This filing, the press release and the Company’s statements herein and in the attached press release include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business and limit the Company’s ability to pay dividends, purchase income generating assets and take other corporate actions are disclosed in the “Risk Factors” contained in the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2015, and updated in subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BioPharma, inc.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: July 29, 2015

Exhibit Index

Exhibit No.	Description
99.1	Press Release